EXHIBIT 4.2
FIRST AMENDMENT TO
REVOLVING CREDIT AND LETTER OF CREDIT ISSUANCE AGREEMENT
By and Among
RTI INTERNATIONAL METALS, INC.,
as Borrower
and
THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders
and
NATIONAL CITY BANK OF PENNSYLVANIA
and
COMERICA BANK
as Documentation Agents
and
PNC BANK, NATIONAL ASSOCIATION,
as Agent
Dated as of June 4, 2004
and arranged by:
PNC CAPITAL MARKETS, INC.,
as sole arranger

SCHEDULES

- i -

Revised Schedule 1.01(a) Lenders; Revolving Credit Commitments

- ii -

FIRST AMENDMENT TO
REVOLVING CREDIT AND LETTER OF CREDIT ISSUANCE AGREEMENT
THIS FIRST AMENDMENT TO REVOLVING CREDIT AND LETTER OF CREDIT ISSUANCE AGREEMENT (this “First Amendment”) dated as of June 4, 2004, by and among RTI INTERNATIONAL METALS, INC., an Ohio corporation (as more fully defined below, the “Borrower”), the financial institutions a party hereto as lenders, NATIONAL CITY BANK OF PENNSYLVANIA and COMERICA BANK, as documentation agents (the “Documentation Agents”), and PNC BANK, NATIONAL ASSOCIATION, as agent for each L/C Issuer (as hereinafter defined) and the Lenders under this Agreement (in such capacity, as more fully defined below, the “Agent”), is made and entered into with respect to that certain Revolving Credit and Letter of Credit Issuance Agreement dated as of April 12, 2002 (such Revolving Credit Agreement, together with the exhibits and schedules thereto and all amendments, modifications and supplements prior to the date hereof, the “Original Credit Agreement”), is made by and among the Borrower, the financial institutions a party thereto as lenders, the financial institutions a party thereto as the documentation agents, the L/C Issuer and the Agent.
WITNESSETH:
WHEREAS, the Borrower, the financial institutions a party thereto as lenders (the “Original Lenders”), the financial institutions a party thereto as documentation agents, the L/C Issuer and the Agent have entered into the Original Credit Agreement pursuant to which the Original Lenders have made certain financial accommodations available to the Borrower, including a revolving credit commitment, a swingline loan commitment and a letter of credit subfacility;
WHEREAS, the Borrower has requested an extension of such financial accommodations;
WHEREAS, US Bank, Fleet National Bank and HSBC Bank USA (each an “Non-Extending Bank”; and collectively the “Non-Extending Banks”) have declined to consent to such extension; the Non-Extending Banks have agreed to sell and assign their respective rights, titles and interests in and to the Original Credit Agreement and the Loan Documents; and PNC Bank, National Association, National City Bank of Pennsylvania, Comerica Bank and Fifth Third Bank have agreed to purchase the interests of the Non-Extending Banks pursuant to the terms of that certain Master Assignment and Assumption dated as of June 4, 2004, by and among the Borrower, the financial institutions a party hereto as lenders, the Non-Extending Banks, the L/C Issuer and the Agent;
WHEREAS, the Borrower, the financial institutions a party hereto as lenders, the Documentation Agents, the L/C Issuer and the Agent have agreed pursuant to the terms hereof (i) to extend the Expiration Date of the Revolving Credit Commitment until May 31, 2008, and (ii) to amend certain additional provisions of the Original Credit Agreement on the terms set forth below, including without limitation thereto a reduction in the aggregate Revolving Credit Commitment on the date hereof to $90,000,000; and
WHEREAS, the Borrower, the Documentation Agents, the Agent, the L/C Issuer and the financial institutions a party hereto as lenders, acknowledge that PNC Capital Markets, Inc. (“PNC Capital”), has acted as the lead arranger for this amendment; provided however, PNC Capital is not, and shall not be, a party to this First Amendment.
NOW THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the Borrower, the financial institutions a party hereto as lenders, the Documentation Agents, the L/C Issuer and the Agent, with the intent to be legally bound hereby, agree that the Original Credit Agreement shall be amended as follows:

ARTICLE I
AMENDMENTS TO ORIGINAL CREDIT AGREEMENT
Section 1.01. Amendment to the First Paragraph of the Original Credit Agreement. The First paragraph of the Original Credit Agreement is hereby amended such that the reference to the phrase “in its capacity as L/C Issuer (as hereinafter defined) and” is deleted in its entirety.
Section 1.02. Amended Definitions. Section 1.1 of the Original Credit Agreement is hereby amended such that the following definitions shall be amended and restated as set forth below.
Agent’s Letter shall mean that certain letter dated February 7, 2002 by and between the Agent and the Borrower which sets forth an agent’s fee to be paid by the Borrower to the Agent for its account from time to time during the term of this Agreement, as supplemented by that certain fee letter dated March 8, 2004 by and between the Agent and the Borrower.
Application and Agreement for Letter of Credit shall mean an application and agreement for either a standby letter of credit or for an amendment thereto substantially in the form of Exhibit “A” hereto, or in form as otherwise requested by an L/C Issuer from time to time.
Assignment and Assumption Agreement shall mean (i) the Master Assignment and Assumption Agreement or (ii) an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Agent, as the Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit “B” hereto.
Base Rate shall mean a fluctuating rate of interest per annum equal to the greater of (i) the interest rate per annum announced from time to time by the Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Agent, or (ii) the Federal Funds Open Rate plus 1/2 of one percent per annum.
Documentation Agent shall mean (i) prior to the First Amendment Closing Date, each of U.S. Bank, National City Bank of Pennsylvania and LaSalle Bank National Association in its capacity as documentation agent hereunder, and (ii) on and after First Amendment Closing Date, National City Bank of Pennsylvania and Comerica Bank.
Euro-Rate shall mean for any day, as used herein, for each segment of the Euro-Rate Portion corresponding to a proposed or existing Euro Rate Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upward to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive, absent manifest error) to be equal to the average of the London interbank offered rates of interest per annum for U.S. Dollars quoted by the British Bankers’ Association as set forth on Money Telerate Service (formerly Telerate) (or appropriate successor, or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Agent) display page 3750 (or such other display page on the Money Telerate Service System as may replace display page 3750), two (2) Business Days prior to the first day of such Euro-Rate Interest Period for an amount comparable to such Euro Rate Portion and having a borrowing date and a maturity comparable to such Euro-Rate Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:
                    Average of London interbank offered rates quoted by
                    British Bankers’ Association or appropriate successor
                    Euro-Rate = as shown on Money Telerate Service display page 3750
                    1.00 — Euro-Rate Reserve Percentage
The Euro Rate shall be adjusted with respect to any Euro Rate Option outstanding on the effective date of any change in the Euro Rate Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Euro Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
Expiration Date shall mean May 31, 2008.

Federal Funds Effective Rate shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          L/C Issuer shall mean (i) prior to the First Amendment Effective Date, PNC Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and (ii) on and after the First Amendment Effective Date, any Lender hereunder (in its capacity as the issuer of a Letter of Credit pursuant to Section 2.17 hereof) that (x) the Borrower has requested to issue a Letter of Credit hereunder and (y) the Agent has consented to as an issuer of Letters of Credit hereunder; and the term “L/C Issuers” shall refer collectively to the Lenders which have issued Letters of Credit hereunder. Each reference herein to the term “the L/C Issuer” is a reference to each Lender that has issued a Letter of Credit hereunder and further refers to the Letters of Credit hereunder issued by such Lender.
Section 1.03. Additional Definitions. Section 1.1 of the Original Credit Agreement is hereby amended such that the following definitions shall be added thereto in the appropriate alphabetical order:
Affirmation of Subsidiary Guaranty means that certain Affirmation of Subsidiary Guaranty Agreement dated as of June 4, 2004, by the Subsidiary Guarantors in favor of the Agent for the benefit of the Lenders and the L/C Issuer.
Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 134224, the USA Patriot Act, the Laws comprising or implementing the bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
Blocked Person shall have the meaning assigned to such term in Section 4.27.
          Executive Order No. 13224 shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
Federal Funds Open Rate shall mean the rate per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.
First Amendment means that certain First Amendment to Credit Agreement among the Borrower, the Lenders, the Documentation Agents and the Agent dated as of June 4, 2004.
First Amendment Closing shall mean the date of execution and delivery of the First Amendment and the other Loan Documents by the parties thereto on the First Amendment Closing Date.
First Amendment Closing Date shall mean June 4, 2004.
First Amendment Closing Fee for a Lender shall mean a dollar amount equal to 0.20% (1/5 of 1%) or 0.25% (1/4 of 1%) (dependent on the commitment level of a Lender) times the Revolving Credit Commitment of such Lender as of the First Amendment Effective Date.
First Amendment Effective Date means June 4, 2004.

Master Assignment and Assumption Agreement shall mean that certain Master Assignment and Assumption Agreement dated as of June 4, 2004 by and among the Borrower, the Pre-Effective Lenders (as defined in such document), the Documentation Agents, the Agent and the Issuing Bank.
USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended, or replaced.
Section 1.04. Amendment of Definition of Permitted Liens. Section 1.1 of the Original Credit Agreement is hereby amended such that the reference in clause (xi) of the definition of Permitted Liens to the phrase “items (i) through (x) of this definition” is amended to read “items (i) through (xi) of this definition”.
Section 1.05. Amendment to Section 2.01. The third sentence of Section 2.01 of the Original Credit Agreement is hereby amended and restated to read as follows:
The aggregate amount of the Revolving Credit Commitments on the Closing Date is $100,000,000; and on and as of the First Amendment Closing Date, the aggregate amount of the Revolving Credit Commitments is reduced to $90,000,000 subject to the provisions of Section 2.21 hereof.
Section 1.06. Amendment to Section 2.03. Section 2.03 of the Original Credit Agreement is hereby amended to add a new Subsection (e) which new Subsection shall read as follows:
          (e) First Amendment Closing Fee. The Borrower agrees to pay on the First Amendment Effective Date, to the Agent for the account of each Lender as consideration for such Lender’s Revolving Credit Commitment as of First Amendment Effective Date a First Amendment Closing Fee applicable for each such Lender.
Section 1.07. Amendment to Subsection 2.08(b)(i). Subsection 2.08(b)(i) of the Original Credit Agreement is hereby amended such that the reference in such Subsection 2.08(b)(i) to the term “Federal Funds Effective Rate” is deleted and there is substituted therefore the term “Federal Funds Open Rate”.
Section 1.08. Amendments to Section 2.17. (a) Section 2.17 of the Original Credit Agreement is hereby amended and restated in its entirety as following:
          (a) At the request of the Borrower and upon notice to the Agent, the L/C Issuers (selected by the Borrower with the consent of the Agent) will issue for the account of the Borrower, on the terms and conditions hereinafter set forth (including without limitation Article V hereof), one or more Letters of Credit; provided, however, no Letter of Credit shall have an expiry date later than the earlier of twenty-four (24) months from the date of issuance or fifteen (15) days prior to the Expiration Date; and provided, further, however, that in no event shall (i) the Stated Amount of the Letters of Credit issued pursuant to this Section 2.17 exceed, at any one time, $25,000,000, or (ii) the sum of aggregate outstanding principal balance of the Revolving Credit Loans, the aggregate unpaid balance of outstanding Swingline Loans, the aggregate unpaid balance of any Unreimbursed L/C Draws and the aggregate Stated Amount of the Letters of Credit issued by the L/C Issuers under this Section 2.17 exceed, at any one time, the aggregate Revolving Credit Commitments or the Borrowing Base, whichever is less.
          (b) (i) The Borrower shall pay (A) to an L/C Issuer for its own account a fronting fee equal to 1/8 of 1% per annum (the “L/C Fronting Fee”) on the aggregate daily (computed at the opening of business and on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) Stated Amount of the outstanding Letters of Credit issued by it for the period in question, and (B) to the Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee per annum, as determined below, on the aggregate daily (computed at the opening of business and on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) Stated Amount of the outstanding Letters of Credit for the period in question. The Letter of Credit Fee and the L/C Fronting Fee shall be payable (A) quarterly in arrears on the last Business Day of each Fiscal Quarter occurring during the term of this Agreement, (B) on the Expiration Date or (C) upon acceleration of the Notes. Any issuance of an amendment to extend the stated expiration date of a Letter of Credit or an amendment to increase the Stated Amount of a Letter of Credit shall be treated as an issuance of a new Letter of Credit for purposes of calculation of the Letter of Credit Fee and the L/C Fronting Fee due and payable hereunder. After the occurrence of an Event of Default and during the continuation thereof, the rate at which the Letter of Credit Fee is calculated shall be increased by two hundred (200) basis points (2%) above the pre-default rate.
          (ii) The Borrower shall also pay to an L/C Issuer for an L/C Issuer’s own account such an L/C Issuer’s customary documentation fees payable with respect to the Letters of Credit as such an L/C Issuer may generally charge from time to time. Without limitation, the foregoing shall include all charges and expenses paid or incurred by an L/C Issuer in connection with any Letter of Credit issued by it, including without limitation: (A) correspondents’ charges, if any, (B) any and all reasonable out-of-pocket expenses and charges of an L/C Issuer in connection with the performance, administration, interpretation, collection and enforcement of this Agreement and any Letter of Credit issued by it, including all reasonable legal fees and expenses, and (C) any and all applicable reserve or similar requirements and any and all premiums, assessments, or levies imposed upon an L/C Issuer by any Official Body.
          (iii) If by reason of (A) any change in any Law or any change in the interpretation or application by any judicial or regulatory authority of any Law or (ii) compliance by the L/C Issuer with any direction, request or requirement (whether or not having the force of law) of any Official Body:
          (A) an L/C issuer shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.17, whether directly or by such being imposed on or suffered by such an L/C Issuer;
          (B) any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of the Letters of Credit; or
          (C) there shall be imposed on an L/C Issuer any other condition regarding this Section 2.17 or the Letters of Credit;
     and if the result of any of the foregoing is to directly or indirectly increase the cost to an L/C Issuer of issuing or maintaining any Letter of Credit, or to reduce the amount receivable in respect thereof by such an L/C Issuer, then and in any such case such an L/C Issuer may, at any time after the additional cost is incurred or the amount receivable is reduced, notify the Borrower and the Agent, and the Borrower shall pay on demand such amounts as such an L/C Issuer may specify to be necessary to compensate such an L/C Issuer for such additional cost or reduced receipt, together with interest on such amount from the date of the notice of such event which results in such increased cost or reduction in amount receivable until payment in full thereof at a rate equal at all times to the Base Rate. The determination by an L/C Issuer of any amount due pursuant to this Subsection 2.17(b)(iii) as set forth in a certificate setting forth the calculation thereof, shall, in the absence of manifest error, be final and conclusive and binding on all of the parties hereto.
          For purposes of this Agreement, the term “Applicable Letter of Credit Fee” shall mean the rate per annum set forth in the chart below which corresponds to the range of ratios in which the Borrower’s Consolidated Total Indebtedness to Consolidated EBITDA Ratio as at the end of the preceding Fiscal Quarter falls:

Consolidated Total Indebtedness	Applicable Letter of
to Consolidated EBITDA Ratio	Credit Fee

Less than or equal to 1.5 to 1.0	1.00%
Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	1.25%
Greater than 2.0 to 1.0 but less than or equal to 2.5 to 1.0	1.75%
Greater than 2.5 to 1.0	2.25%

     All adjustments shall be determined as of the date the Borrower’s quarterly financial statements and Compliance Certificate are required to be delivered pursuant to items (i) and (iii) of Section 6.02. The foregoing notwithstanding, the Applicable Letter of Credit Fee from the Closing Date to and including the March 31, 2002 Delivery Date shall be 1.00%.
          (c) Immediately upon the issuance of each Letter of Credit and each increase in the Stated Amount thereof, each Lender hereby agrees to irrevocably purchase and shall be deemed to have irrevocably purchased from the applicable L/C Issuer an undivided, full risk, non-recourse participation in such Letter of Credit and drawings thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the L/C Issuer is required for any reason to refund or repay to the Borrower, any guarantor or any other Person all or any portion of any amount remitted to an L/C Issuer pursuant to this Agreement, the Lenders shall promptly remit to the applicable L/C Issuer, upon three (3) Business Days’ demand therefor, their respective Ratable Shares of the amount which is so refunded or repaid.
          (d) In the event any restrictions are imposed upon any of the L/C Issuers or any of the Lenders by any Law of any Official Body having jurisdiction over the banking activities of the L/C Issuers or any Lender which would prevent any L/C Issuer from issuing the Letters of Credit or amending the Letters of Credit or would prevent any Lender from honoring its obligations under this Section 2.17, the commitment of such L/C Issuer to issue the Letters of Credit or enter into any amendment with respect thereto shall be immediately suspended. If any Lender believes any such restriction would prevent such Lender from honoring its obligations under this Section 2.17, it shall promptly notify the Agent. The Agent shall promptly notify the Borrower, the L/C Issuers and the other Lenders of the existence and nature of (i) any restriction which would cause the suspension of the commitment of any L/C Issuer to issue Letters of Credit or to enter into amendments with respect thereto and (ii) any restriction which would prevent any Lender from honoring its obligations under this Section 2.17. The Borrower will thereupon undertake reasonable efforts to obtain the cancellation of all affected outstanding Letters of Credit; provided, however, that the refusal of any beneficiary of an affected Letter of Credit to surrender such Letter of Credit will not be an Event of Default hereunder, provided that the Borrower shall undertake good faith efforts to obtain substitute letters of credit for the then existing and outstanding Letters of Credit. Nothing contained in this Section 2.17 shall be deemed a termination of the Revolving Credit Commitments and, in the event of a suspension of the commitment of any L/C Issuer to issue Letters of Credit as set forth above, the Borrower may continue to borrow under the Revolving Credit Commitments provided the requirements of Section 5.02 are complied with.
          (e) When the Borrower desires the issuance of a Letter of Credit, the Borrower shall deliver a duly completed Application and Agreement for Letter of Credit to the applicable L/C Issuer, with a copy to the Agent, no later than 11:00 A.M. (Pittsburgh, Pennsylvania time) at least three (3) Business Days, or such shorter period as may be agreed to by the applicable L/C Issuer, in advance of the proposed date of issuance. Upon satisfaction of the conditions set forth in Section 5.01 and, if applicable, Section 5.02, the applicable L/C Issuer shall be obligated to issue the Letter of Credit and shall notify the Agent and each Lender of such issuance. In determining whether to pay under a Letter of Credit, the applicable L/C Issuer shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit.
          (f) In the event of any request for drawing under a Letter of Credit by the beneficiary thereof, the applicable L/C Issuer shall immediately notify the Borrower and the Agent, and the Borrower shall reimburse, or cause the reimbursement of, the applicable L/C Issuer on demand as set forth in the applicable Application and Agreement for Letter of Credit in an amount in same day funds equal to the amount of such drawing; provided, however, that anything contained in this Agreement to the contrary notwithstanding, unless the Borrower shall have notified the Agent and the applicable L/C Issuer prior to such time that the Borrower intends to reimburse the applicable L/C Issuer for all or a portion of the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Loan Request to the Agent requesting the Lenders to make Revolving Credit Loans on the first Business Day immediately following the date on which such drawing is honored in an aggregate amount equal to the excess of the amount of such drawing over the amount received by the applicable L/C Issuer from such other funds in reimbursement thereof (the “Unreimbursed L/C Draw”), plus accrued interest on such amount at the rate set forth in Subsection 2.08. Any such Revolving Credit Loan shall be deemed advanced to the Borrower. If the Borrower shall be deemed to have given a Loan Request, then, subject to satisfaction or waiver of the conditions specified in Section 5.02, the Lenders shall, all as set forth in Section 2.17(g)

hereof, on the first Business Day immediately following the date of such drawing, make Revolving Credit Loans in the aggregate amount of the Unreimbursed L/C Draw plus accrued interest on such amount at the applicable rate set forth in Section 2.08. The proceeds of any such Revolving Credit Loans shall be applied directly by the Agent upon receipt from the Lenders to reimburse the applicable L/C Issuer for the Unreimbursed L/C Draw plus accrued interest on such amount. The foregoing shall not limit or impair the obligation of the Borrower to reimburse the applicable L/C Issuer on demand.
          (g) In the event that the Borrower shall fail to reimburse the applicable L/C Issuer on demand as provided in the applicable Application and Agreement for Letter of Credit and Section 2.17(f) above in an amount equal to the amount of any drawing honored by the applicable L/C Issuer under a Letter of Credit plus accrued interest, the applicable L/C Issuer shall promptly notify the Agent and each Lender of the Unreimbursed L/C Draw plus accrued interest on such amount of such drawing and of such Lender’s respective participation therein. Each Lender shall make available to the applicable L/C Issuer an amount equal to its respective participation in same day funds, at the office of the applicable L/C Issuer specified in such notice, not later than 1:00 P.M. (Pittsburgh, Pennsylvania time) on the Business Day after the date specified in such notice by the applicable L/C Issuer. In the event that any Lender fails to make available to the applicable L/C Issuer the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.17(g), the applicable L/C Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Effective Rate for three (3) Business Days and thereafter at the Base Rate. Nothing in this Section 2.17(g) shall be deemed to prejudice the right of any Lender to recover its Ratable Share of the Unreimbursed L/C Draw from the applicable L/C Issuer pursuant to this Section 2.17(g) in the event that it is determined by a court of competent jurisdiction that payment with respect to a Letter of Credit by the applicable L/C Issuer constituted gross negligence or willful misconduct on the part of the applicable L/C Issuer. The applicable L/C Issuer shall distribute to each Lender which has paid all amounts payable by it under this Section 2.17(g) with respect to a Letter of Credit such other Lender’s Ratable Share of all payments received by the applicable L/C Issuer from the Borrower in reimbursement of drawing honored by the applicable L/C Issuer under the Letter of Credit when such payments are received.
          (h) The obligations of the Borrower under this Agreement to reimburse the applicable L/C Issuer for all drawings upon the Letters of Credit shall be absolute, unconditional and irrevocable, and shall not be subject to any right of set-off or counterclaim and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:
               (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Loan Documents;
               (ii) any amendment or waiver of any provision of all or any of the Loan Documents;
               (iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), an L/C Issuer, the Agent or any Lender (other than the defense of payment to an L/C Issuer in accordance with the terms of this Agreement) or any other Person, whether in connection with this Agreement, the Loan Documents or any transaction contemplated hereby or thereby or any unrelated transaction;
               (iv) any draft, demand, certificate, statement or document presented under any Letter of Credit, appearing on its face to be valid and sufficient, but proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;
               (v) payment by an L/C Issuer under any Letter of Credit against presentation of any document which does not comply with the terms of the Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the applicable L/C Issuer;
               (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, not resulting from gross negligence or willful misconduct of the L/C Issuer; and

               (vii) the fact that a Default or Event of Default shall have occurred and be continuing.
          (i) This Agreement is intended to supplement each Application and Agreement for Letter of Credit executed by the Borrower and delivered to the L/C Issuer. Whenever possible this Agreement is to be construed as consistent with each Application and Agreement for Letter of Credit but, to the extent that the provisions of this Agreement and each Application and Agreement for Letter of Credit conflict, the terms of this Agreement shall control.
          (j) Existing Letters of Credit. As of the Closing Date, each of the Existing Letters of Credit issued by PNC Bank, National Association, as an L/C Issuer, and outstanding on such date for the account of the Borrower and identified on Schedule 2.17(j) shall be deemed to be Letters of Credit issued hereunder and shall be subject to all of the terms and provisions of this Agreement. The Borrower is hereby deemed to be the account party with respect to each such Letter of Credit for all purposes thereunder and hereunder. Each Lender agrees that its obligations with respect to Letters of Credit pursuant to this Agreement shall include such Existing Letters of Credit. With respect to each such Existing Letter of Credit, for the period commencing on the Closing Date, the Borrower shall pay all fees and commissions set forth in this Agreement at the times and in the manner herein set forth. The obligations of the Borrower under each application for letter of credit and credit or reimbursement agreement (together with any related amendments) executed with respect to the Existing Letters of Credit are hereby expressly assumed by the Borrower and each such application for letter of credit and credit or reimbursement agreement, as amended, is hereby deemed an Application and Agreement for Letter of Credit executed and delivered hereunder. Such existing credit or reimbursement agreements shall be superseded in their entirety by this Agreement which shall apply to Existing Letters of Credit as well as all Letters of Credit issued hereunder on and after the Closing Date.
          (k) Obligations Absolute. Notwithstanding any other provision of this Agreement, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith and its obligation to make the payments to be made by it under this Section 2.17 is absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.
          (l) In addition to amounts payable as elsewhere provided in this Section 2.17, the Borrower hereby agrees to protect, indemnify, pay and save the Agent and each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which the Agent or any L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit or any amendment thereto, other than as a result of the gross negligence or willful misconduct of the Agent or the applicable L/C Issuer as determined by a court of competent jurisdiction, (ii) the failure of the applicable L/C Issuer to honor a draw under any Letter of Credit if the applicable L/C Issuer in good faith and upon advice of counsel believes that it is prohibited from making such payment as a result of any requirement of Law or of any Official Body, or (iii) any material breach by the Borrower of any representation, warranty, covenant, term or condition in, or the occurrence of any default under, any document related to the issuance or any amendment of the Letters of Credit. If any proceeding shall be brought or threatened against the Agent or an L/C Issuer by reason of or in connection with any event described in clauses (i) through (iii) above, the Agent shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel and payment of all costs of litigation. Notwithstanding the preceding sentence, the Agent and the applicable L/C Issuer shall have the right to employ their own counsel and to determine its own defense of such action in any such case, but the fees and expenses of such counsel shall be at the expense of the Agent or an L/C Issuer, as the case may be, unless (x) the employment of such counsel shall have been authorized in writing by the Borrower, (y) the Borrower, after the aforementioned notice of the action, shall not have employed counsel to have charge of such defense or (z) if the position of the Borrower is adverse or contrary to the position advocated by the Agent or the applicable L/C Issuer, as the case may be. In each case described in clauses (x), (y) and (z) immediately above the reasonable fees and expenses of counsel for the Agent or the applicable L/C Issuer, as the case may be shall be borne by the Borrower. The Borrower shall not be liable for any settlement of any such action affected without its consent.
          (m) Each L/C Issuer is hereby expressly authorized and directed to honor any request for payment which is made under and in compliance with the terms of any Letter of Credit without regard to, and without any duty on an

L/C Issuer’s part to inquire into, the existence of any disputes or controversies between the Borrower, the beneficiary of any Letter of Credit or any other Person, or the respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any applicable Letter of Credit are true or correct. Furthermore, the Borrower fully understands and agrees that an L/C Issuer’s sole obligation to the Borrower shall be limited to honoring requests for payment made under and in compliance with the terms of any Letter of Credit, the Application and Agreement for Letter of Credit therefor and this Agreement and the an L/C Issuer’s obligation remains so limited even if the applicable L/C Issuer may have assisted the Borrower in the preparation of the wording of any Letter of Credit or any documents required to be presented thereunder or that the applicable L/C Issuer may otherwise be aware of the underlying transaction giving rise to any Letter of Credit and this Agreement.
          (n) As between the Borrower and an L/C Issuer, the Borrower assumes all risks of the acts and omissions of, or misuse of the applicable Letters of Credit by, the beneficiaries of the applicable Letters of Credit. In furtherance and not in limitation of the foregoing, no L/C Issuer shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or the issuance or amendment of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letters of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of a beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a draw under the Letters of Credit or of the proceeds thereof; (vii) for the misapplication by a beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any consequences arising from causes beyond the control of an L/C Issuer, including, without limitation, any Law; and (ix) for any other circumstances whatsoever in making or failing to make payment under a Letter of Credit; except that the Borrower shall have a claim against an L/C Issuer, and an L/C Issuer shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower by a court of competent jurisdiction to be the result of (i) an L/C Issuer’s willful misconduct or gross negligence in determining whether documents presented under an applicable Letter of Credit comply with the terms of such Letter of Credit, (ii) an L/C Issuer’s willful misconduct or gross negligence in paying a draw under the applicable Letter of Credit to any Person other than the beneficiary of such Letter of Credit or its lawful successor, representative or assign (or as otherwise directed in writing by the beneficiary of such Letter of Credit) or (iii) an L/C Issuer’s willful failure to pay under an applicable Letter of Credit after the presentation to it by the beneficiary of such Letter of Credit or its lawful successor, representative or assign of a sight draft and certificate or other documents strictly complying with the terms and conditions of such Letter of Credit, unless such an L/C Issuer in good faith and upon advice of counsel believes that it is prohibited by law or other legal authority from making such payment. None of the above shall affect, impair, or prevent the vesting of any of an L/C Issuer’s rights or powers hereunder.
          (o) Except for an L/C Issuer’s obligations to issue Letters of Credit hereunder and its obligations under such Letters of Credit, an L/C Issuer shall have no liability to the Borrower from a reduction of such an L/C Issuer’s credit rating or any deterioration in its financial condition.
          (p) The Borrower shall bear and pay all reasonable expenses of every kind (including all reasonable attorneys’ fees) of the enforcement of any of an L/C Issuer’s rights under this Agreement or the Letters of Credit, or of any claim or demand by an L/C Issuer against the Borrower, or of any actual or attempted sale, exchange, enforcement, collection, maintenance, retention, insurance, compromise, settlement, release, delivery on trust receipt, or other security agreement, or delivery of any such security, and of the receipt of proceeds thereof, and will repay to each such L/C Issuer any such expenses incurred by such an L/C Issuer.
          (q) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an L/C Issuer under or in connection with the applicable Letters of Credit or the related sight drafts or certificates or documents, if taken or omitted in good faith, shall not put such an L/C Issuer under any resulting liability to the Borrower.

          (r) Whenever appropriate to prevent unjust enrichment and to the end that the Borrower shall bear substantially all of the risks relative to any Letter of Credit and the underlying transactions, the applicable L/C Issuer shall be subrogated (for purposes of defending against the Borrower’s claims and proceeding against others to the extent of the applicable L/C Issuer’s liability to the Borrower) to the Borrower’s rights against any Person who may be liable to the Borrower on any underlying transaction, to the rights of any holder in due course or Person with similar status against the Borrower, and to the rights of the beneficiary or its assignee or person with similar status against the Borrower.
(s) Except to the extent inconsistent with the specific provisions hereof, this Agreement, each Letter of Credit hereunder and all transactions in connection therewith shall be interpreted, construed and enforced according to: (i) as determined by the L/C Issuer, either (A) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or (B) the International Standby Practices 1998, International Chamber of Commerce Publication No. 590, and in each case and any amendments or revisions thereof, which in each case shall supersede inconsistent provisions of applicable law to the extent not prohibited by applicable law, and (ii) the laws of the State of the office in which the L/C Issuer has recorded the issuance of the Letter of Credit in question, including, without limitation, the Uniform Commercial Code as adopted in such State, and excluding conflict of laws rules.
Section 1.09. Amendment to Article II. Article II of the Original Credit Agreement is hereby amended to add new Section 2.21, which new Section shall read as follows:
2.21 Increasing the Revolving Credit Commitments If at any time after the First Amendment Closing Date, and so long as no Event of Default has occurred and is continuing, the Borrower desires to increase the Revolving Credit Commitments, the Borrower shall notify the Agent, who will promptly notify each Lender thereof, provided that any such increase shall be in a minimum of $5,000,000 and the aggregate of all such increases shall not exceed $10,000,000. The existing Lenders shall have the right at any time within thirty (30) days following such notice to increase their respective Revolving Credit Commitments so as to provide such additional Revolving Credit Commitment pro-rata in accordance with the Ratable Share of each, and any portion of such requested increase which is not provided by any such existing Lender shall be available to the other existing Lenders pro-rata in accordance with their Ratable Share, and thereafter, to the extent not provided by existing Lenders, to any additional lending institution or institutions proposed by the Borrower and which is approved by the Agent (which approval will not be unreasonably withheld) and which becomes a party to this Agreement pursuant to documentation reasonably acceptable to the Agent and prepared at the Borrower’s expense, which documentation may be executed by the Borrower and the Agent (as agent for the Lenders) without further consent or action of the Lenders, such consent hereby deemed to be irrevocably given to the Agent by the Lenders by the execution of the First Amendment; provided, however, that the Borrower shall have the right to have all of such increase provided by such approved additional lending institution or institutions if all the existing Lenders decline to increase their Revolving Credit Commitments to accommodate any such requested increase. In the event of any such increase in the aggregate Revolving Credit Commitments and in the Revolving Credit Commitment of any Lender effected pursuant to the terms of this Section 2.21, new Revolving Credit Notes shall, to the extent deemed reasonably necessary or appropriate by the Agent, be executed and delivered by the Borrower and, to the extent deemed appropriate by the Agent, the surrender and cancellation of existing Revolving Credit Note(s); and the Borrower shall execute and deliver such additional documentation setting forth the new commitments and commitment percentages as the Agent shall reasonably request (which documentation may be executed by the Borrower and the Agent (as agent for the Lenders) without further consent or action of the Lenders, such consent herein is deemed to be irrevocably given to the Agent by the Lenders).
Section 1.10. Amendment to Article IV. Article IV of the Original Credit Agreement is hereby amended to add new Section 4.27 which new Section shall read as follows:

4.27. Anti-Terrorism Laws.
(a) General.
None of the Loan Parties or any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b) Executive Order No. 13224.
None of the Loan Parties, or any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
(vi) a person or entity who is affiliated or associated with a person or entity listed above.
No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
Section 1.11. Amendment to Section 6.02. Section 6.02 of the Original Credit Agreement is hereby amended by inserting the following at the end of Subsection 6.02(iv):
“provided, however, that no Borrowing Base Certificate shall be required in the event that there are no Loans outstanding and the outstanding Stated Amount (together with all Unreimbursed L/C Draws, if any) of all Letters of Credit issued hereunder is less than or equal to $10,000,000.”
Section 1.12. Amendment to Section 7.12. Subsection 7.12(i) of the Original Credit Agreement is hereby amended and restated to read as follows:
(i) RESERVED
Section 1.13. Amendment to Section 9.01. Section 9.01 of the Original Credit Agreement is hereby amended and restated to read as follows:
9.01. Appointment and Grant of Authority. Each of the Lenders and the L/C Issuer hereby appoints PNC Bank, National Association, and PNC Bank, National Association, hereby agrees to act, as the Agent under this Agreement and the other Loan Documents. On the Closing Date, each of the Lenders and the L/C

Issuer hereby appoints each of US Bank, National City Bank of Pennsylvania and LaSalle Bank National Association, as Documentation Agents hereunder. On the First Amendment Closing Date, each of US Bank and LaSalle Bank National Association has ceased as Documentation Agent hereunder. On the First Amendment Closing Date, each of the Lenders and the L/C Issuer hereby appoints each of National City Bank of Pennsylvania and Comerica Bank, as Documentation Agents hereunder. The Agent shall have and may exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to it by the terms hereof or thereof, together with such other powers as are incidental thereto. Without limiting the foregoing, the Agent, on behalf of the Lenders and the L/C Issuer, is authorized to execute all of the Loan Documents (other than this Agreement) and to accept all of the Loan Documents and all other agreements, documents or instruments reasonably required to carry out the intent of the parties to this Agreement.
Section 1.14 Amendment to Section 9.08. Section 9.08 of the Original Credit Agreement is hereby amended such that the reference in such Section 9.08 to the phrase “and as to PNC Bank” is deleted and there is substituted therefore the phrase “and as to any Lender in the capacity as L/C Issuer.”
Section 1.15. Amendment to Section 9.17. Section 9.17 of the Original Credit Agreement is hereby amended such that the reference in such Section 9.17 to the term “Syndication Agents” is deleted and there is substituted therefore the term “Documentation Agents”.
Section 1.16. Amendment to Article IX. Article IX of the Original Credit Agreement is hereby amended to add new Section 9.18 which new Section shall read as follows:
9.12 No Reliance on Agent’s Customer Identification Program.
               Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.
Section 1.17. Amendment to Section 10.01. Section 10.01 of the Original Credit Agreement is hereby amended and restated to read as follows:
               10.01. Amendments and Waivers. Except as otherwise expressly provided in Section 2.21, the Required Lenders, or the Agent with the consent in writing of the Required Lenders, and the Borrower may, subject to the provisions of this Section 10.01, from time to time enter into written supplemental agreements to this Agreement and the other Loan Documents for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Agent or the obligor thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder or consenting to an action of any of the Borrower or any of its Subsidiaries, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all the Lenders:
                    (i) waive an Event of Default by the Borrower in any payment of principal, interest, Fees or other amounts due hereunder and under any of the other Loan Documents, or otherwise postpone any schedule payment date of any of the foregoing;
                    (ii) reduce the interest rate relating to the Revolving Credit Loans or change the definition of the terms Base Rate, Prime Rate, Applicable Euro-Rate Margin, Euro-Rate, Euro-Rate Interest

Period, Euro-Rate Reserve Percentage, Federal Funds Effective Rate or Federal Funds Open Rate so as to decrease the interest rate relating to the Revolving Credit Loans;
                    (iii) change the Expiration Date;
                    (iv) reduce any Fee;
                    (v) change the definition of the term Required Lenders; or
                    (vi) amend or waive the provisions of this Section 10.01.
provided, further, however, that no such supplemental agreement hereto (including any supplemental agreement executed pursuant to Section 2.21 hereof) shall increase any Lender’s Revolving Credit Commitment without the consent of such Lender.
               Any such supplemental agreement shall apply equally to each of the Lenders and the L/C Issuer and shall be binding upon the Borrower, the Lenders, the Agent and the Documentation Agents, all future holders of the Notes and all Participants. In the case of any waiver, the Borrower, the Lenders, the L/C Issuer, the Agent and the Documentation Agents shall be restored to former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.
Section 1.18. Amendment to Section 10.04. Section 10.04 of the Original Credit Agreement is hereby amended such that each reference therein to “Lisa Pierce” is deleted and there is substituted therefore “Rini Davis”.
Section 1.19. Amendment to Section 10.11. Section 10.11 of the Original Credit Agreement is hereby amended such that the phrase therein “Sections 6.13, 10.02 and 10.03” is deleted and there is substituted therefore the phrase “Sections 6.13, 10.02, 10.03 and 10.09”.
Section 1.20. Amendment to Article X. Article X of the Original Credit Agreement is hereby amended to add new Section 10.19 which new Section shall read as follows:
               10.19 Anti-Terrorism Laws.
                    The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section 10.19.
Section 1.21. Schedules. The Original Credit Agreement is hereby amended such that the Schedule 1.01(a) attached thereto is deleted and there is substituted therefore Revised Schedule 1.01(a) attached hereto.
Section 1.22. No Other Amendments. The amendments to the Original Credit Agreement set forth in Sections 1.01 through 1.21 inclusive above do not either implicitly or explicitly alter or amend, except as expressly provided in this First Amendment, the provisions of the Original Credit Agreement. The amendments set forth in Sections 1.01 through 1.21 hereof do not waive, now or in the future, compliance with any other covenant, term or condition to be performed or complied with nor do they impair any rights or remedies of the Lenders or the Agent under the Original Credit Agreement with respect to any such violation. Nothing in this First Amendment shall be deemed or construed to be a release of, or a limitation upon, the Lenders’, Documentation Agents’ or the Agent’s exercise of any of their respective rights and remedies under the Original Credit Agreement and the other Loan Documents, whether arising as a consequence of any Events of Default which may now exist or otherwise, and all such rights and remedies are hereby expressly reserved.
ARTICLE II
BORROWER’S SUPPLEMENTAL REPRESENTATIONS
Section 2.01. Incorporation by Reference. As an inducement to the Lenders, the Documentation Agents and the Agent to enter into this First Amendment, (i) the Borrower hereby repeats and remakes herein, for the benefit of the Lenders, the representations and warranties made by the Borrower in Sections 4.01 through 4.26, inclusive, of the Original Credit Agreement, as amended hereby, except that for purposes hereof such representations and warranties shall be deemed to extend to and cover this First Amendment and are remade as of the First Amendment Effective Date, and (ii) the Borrower hereby represents and warrants that on and as the First Amendment Effective Date that no Default or Event of Default has occurred and is continuing.
Section 2.02. Corporate Authority. As an inducement to the Lenders, the Documentation Agents and the Agent to enter into this First Amendment, the Borrower hereby represents and warrants that the Borrower is duly authorized to execute and deliver this First Amendment; all necessary corporate action to authorize the execution and delivery of this First Amendment has been properly taken; and it is and will continue to be duly authorized to borrow under the Original Credit Agreement, as amended hereby, and to perform all of the other terms and provisions of this First Amendment and the Original Credit Agreement, as amended hereby.
Section 2.03. Capitalization and Ownership. As of December 31, 2003, the authorized capital stock of the Borrower consists of 30,000,000 shares of common stock of which 20,730,604 shares were issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares were issued and outstanding. All of the capital stock of the Borrower has been validly issued and is fully paid and nonassessable.
Section 2.04. Validity of this First Amendment. As an inducement to the Lenders, the Documentation Agents and the Agent to enter into this First Amendment, the Borrower hereby represents and warrants that the execution and delivery of this First Amendment does not, and the borrowings contemplated by the Original Credit Agreement, as amended hereby, and the performance by the Borrower of its obligations under this First Amendment and the Original Credit Agreement, as amended hereby, will not contravene any provision of law, of the Borrower’s Certificate of Incorporation or Bylaws, or the provisions of any agreement to which the Borrower is a party or by which the Borrower is bound; this First Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.
Section 2.05. Financial Statements.
(i) Financial Statements. The Borrower has delivered to the Agent the consolidated annual audited financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2003. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of the Borrower and its Subsidiaries in all material respects and the results of their operations as of the dates and for the periods referred to, and have been prepared in accordance with GAAP throughout the period included.
(ii) Accuracy of Financial Statements. The Borrower and its Subsidiaries have no liabilities, contingent or otherwise, that are not disclosed in the financial statements referred to in clause (i) above and that would be required to be disclosed in accordance with GAAP, except for those incurred since the date of such financial statements in the ordinary course of business.
Section 2.06. Absence of Litigation. Except as set forth in the Forms 10-K, 10-Q, or 8-K most recently filed by the Borrower as of the First Amendment Effective Date, respectively, there are no actions, suits, investigations, litigation or governmental proceedings pending or, to the Borrower’s knowledge, threatened against the Borrower or any Consolidated Subsidiary or any of their respective properties, which would have a Material Adverse Effect on the Borrower and the Consolidated Subsidiaries taken as a whole, or which purport to affect the legality, validity or enforceability of this First Amendment, the Agreement or the Notes.

Section 2.07. No Material Adverse Change. No event has occurred since December 31, 2003, and is continuing which has had or would reasonably be expected to have a Material Adverse Change.
ARTICLE III
CONDITIONS PRECEDENT
Section 3.01. Conditions Precedent. Each of the following events or conditions shall be a condition precedent to the effectiveness of this First Amendment.
(i) The Agent shall have received duly executed counterpart originals of this First Amendment executed by the Borrower, the Lenders, the Documentation Agents and the Agent;
(ii) The Agent shall have received duly executed counterpart originals of the Affirmation of Subsidiary Guaranty;
(iii) The Agent shall have received fully executed original Subsidiary Guaranties from each of (i) RTI Commercial Products, Inc., (ii) RTI Fabrication and Distribution, Inc. and (iii) RTI-St. Louis, Inc.;
(iv) The Borrower shall deliver to the Agent a certificate of the secretary or assistant secretary of the Borrower dated the First Amendment Closing Date certifying:
(A) the corporate authority of the Borrower to execute, deliver and perform under this First Amendment;
(B) the names of the persons authorized on behalf of the Borrower to sign this First Amendment, together with the true signatures of such persons; and
(C) that the articles of incorporation and bylaws of the Borrower delivered to the Agent on the Closing Date remain in full force and effect and have not been modified;
(D) audited, consolidated financial statements for Fiscal Year ending December 31, 2003 as required by the Original Credit Agreement; and
(E) copies of projected financial statements for the three (3) year period following the First Amendment Closing Date;
(v) The Borrower shall deliver to the Agent a certificate of the secretary or assistant secretary of each Subsidiary Guarantor dated the First Amendment Closing Date certifying:
(A) the corporate authority of each Subsidiary Guarantor to execute, deliver and perform under the Affirmation of Subsidiary Guaranty;
(B) the names of the persons authorized on behalf of each Subsidiary Guarantor to sign the Affirmation of Subsidiary Guaranty, together with the true signatures of such persons; and
(C) that the articles of incorporation and bylaws of each Subsidiary Guarantor delivered to the Agent on the Closing Date remain in full force and effect and have not been modified;
(vi) The following statements shall be true and correct on the First Amendment Effective Date and on the date of the execution and delivery of this First Amendment by the Borrower:
(A) except to the extent modified in writing by the Borrower heretofore delivered to the Lenders, the representations and warranties made pursuant to Article II of this First Amendment and in the other Loan Documents are true and correct on and as of the First Amendment Effective Date and as of the date of the execution and delivery of this First Amendment by the Borrower as though made on and as of such date in all material respects;

(B) no Event of Default or event which with the giving of notice or passage of time or both would become an Event of Default has occurred and is continuing, or would result from the execution of or performance under this First Amendment; and
(C) the Borrower has in all material respects performed all agreements, covenants and conditions required to be performed on or prior to the date hereof under the Original Credit Agreement and the other Loan Documents;
(vii) There shall be delivered to the Agent for the benefit of each Lender a written opinion of Dawne S. Hickton, Esquire, Vice President and General Counsel for the Borrower and the Subsidiary Guarantors, dated the First Amendment Closing Date and in form and substance reasonably satisfactory to the Agent and its counsel;
(viii) All legal details and proceedings in connection with the transactions contemplated by this First Amendment, the Affirmation of Subsidiary Guaranty and the other Loan Documents shall be in form and substance satisfactory to the Agent and its counsel, and the Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and said counsel, as the Agent or said counsel may reasonably request;
(ix) No Material Adverse Change shall have occurred since December 31, 2003, and no material litigation shall have been instituted by or against the Borrower or any Subsidiary or any of their respective material properties or assets; and there shall be delivered to the Agent for the benefit of each Lender, the L/C Issuer and the Agent a certificate of the Borrower dated the First Amendment Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower to each such effect;
(x) The Borrower shall deliver evidence acceptable to the Agent that adequate insurance in compliance with Section 6.05 of the Agreement is in full force and effect;
(xi) Receipt by the Agent of a fully executed copy of the Master Assignment and Assumption Agreement to be effective immediately upon the execution hereof;
(xii) All material consents required to effectuate the transactions contemplated hereby shall have been obtained;
(xiii) The Agent and its counsel shall have received UCC lien search reports of filings against the Borrower and each Subsidiary Guarantor, and tax lien and judgment searches relating to the Borrower and each Subsidiary Guarantor, which are satisfactory in form and substance to the Lender;
(xiv) Payment to the Agent of the Amendment Closing Fee for the benefit of the Lenders in connection with this First Amendment; and
(xv) Receipt by the Agent of such other instruments, amendments, promissory notes, documents and opinions of counsel as the Agent shall reasonably require, all of which shall be satisfactory in form and content to the Agent and its counsel.
ARTICLE IV
GENERAL PROVISIONS
Section 4.01. Ratification of Terms. Except as expressly amended or waived by this First Amendment, the Original Credit Agreement and each and every representation, warranty, covenant, term and condition contained therein is specifically ratified and confirmed in all material respects. The Borrower expressly ratifies and confirms the waiver of jury trial provisions contained in the Original Credit Agreement and the other Loan Documents.
Section 4.02. References. All notices, communications, agreements, certificates, documents or other instruments executed and delivered after the execution and delivery of this First Amendment in connection with the Agreement, any of the other Loan Documents or the transactions contemplated thereby may refer to the Original Credit Agreement without making specific reference to this First Amendment, but nevertheless all such references shall include this First Amendment unless the context requires otherwise. After the execution and delivery of this First

Amendment by the Borrower and the effectiveness of this First Amendment, all references in the Original Credit Agreement and each of the other Loan Documents to the “Agreement” shall be deemed to be references to the Original Credit Agreement as amended hereby.
Section 4.03. Incorporation Into Original Credit Agreement. This First Amendment is deemed incorporated into, is to be construed in connection with and is made a part of, the Original Credit Agreement as of the First Amendment Effective Date. To the extent that any term or provision of this First Amendment is or may be deemed expressly inconsistent with any term or provision of the Original Credit Agreement, the terms and provisions hereof shall control. For greater certainty, any calculations of the financial covenants under the Original Credit Agreement for periods ending prior to the First Amendment Effective Date need only comply with the terms of the Original Credit Agreement as of the date in question.
Section 4.04. Counterparts. This First Amendment may be executed in different counterparts, and by the different parties hereto on separate counterparts, each of which when so executed shall be regarded as an original, and all such counterparts shall constitute one First Amendment. Delivery of an executed signature page of a counterpart of this First Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this First Amendment.
Section 4.05. Capitalized Terms. Except for proper nouns and as otherwise defined herein, capitalized terms used herein as defined terms shall have the meanings ascribed to them in the Original Credit Agreement, as amended hereby.
Section 4.06. Taxes. The Borrower hereby agrees (i) to pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this First Amendment and (ii) to save the Documentation Agents, the Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
Section 4.07. Costs and Expenses. The Borrower hereby agrees to pay all costs and expenses of the Agent (including, without limitation, the reasonable fees and the disbursements of the Agent’s special counsel, Tucker Arensberg, P.C.) in connection with the preparation, execution and delivery of this First Amendment and the related documents.
Section 4.08. Severability. Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 4.09. Governing Law. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAW.
Section 4.10. Headings. The headings of the sections in this First Amendment are for purposes of reference only and shall not be deemed to be a part hereof.
Section 4.11. Acknowledgment of Amendment of the Revolving Credit Note. Each of the Borrower, the Lenders and the Agent acknowledge, agree and confirm that as of the First Amendment Effective Date each Revolving Credit Note executed and delivered by the Borrower to the Lenders in connection with the Original Credit Agreement shall, and hereby is, amended to extend the stated maturity date of such Revolving Credit Note to May 31, 2008; and a counterpart original of this First Amendment, or copy hereof, may be attached to the Revolving Credit Note of a Lender as further evidence thereof.
Section 4.12. First Amendment Effective Date Adjustment of Commitments. Effective on the First Amendment Effective Date, the Revolving Credit Commitment (as defined in the Original Credit Agreement) and the risk participation in outstanding Letters of Credit of each Non-Extending Bank shall be deemed to have been permanently terminated in full upon receipt by such Non-Extending Bank of the payment of any outstanding amounts due to such Bank thereunder, whereupon Agent shall make such adjustments to the Revolving Credit Commitments of the Original Lenders (other than the Non-Extending Banks) such that the amount of their Revolving Credit Commitments and risk participations in outstanding Letters of Credit are in accordance with their respective Commitment Percentages as modified by this First Amendment. Agent shall request that each Non-Extending Bank promptly return its promissory note executed in connection with the Original Credit Agreement to Borrower. Each Lender that was an Original Lender under the Original Credit Agreement shall promptly return its promissory note executed in connection with the Original Credit Agreement to Borrower.
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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this First Amendment to Revolving Credit and Letter of Credit Issuance Agreement to be executed by their respective duly authorized officers as of the date first written above
Borrower:

ATTEST/WITNESS:	RTI INTERNATIONAL METALS, INC., an Ohio corporation

By:	By:

Name:	Name:

Title:	Title:

Agent:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:

	Name:	David B. Gookin
	Title:	Vice President

Documentation Agents:

NATIONAL CITY BANK OF
PENNSYLVANIA, as a Documentation Agent

By:

Name:

Title:

COMERICA BANK, as a Documentation
Agent

	By:		(SEAL)

Name:

Title:

Lenders:

PNC BANK, NATIONAL ASSOCIATION

	By:		(SEAL)

	Name:	David B. Gookin
	Title:	Vice President
[SIGNATURES OF LENDERS CONTINUED ON NEXT PAGE]

[CONTINUATION OF SIGNATURES OF LENDERS TO FIRST AMENDMENT TO
CREDIT AGREEMENT DATED AS OF JUNE 4, 2004]

NATIONAL CITY BANK OF PENNSYLVANIA

By:	(SEAL)

Name:

Title:

COMERICA BANK

By:	(SEAL)

Name:

Title:

LaSALLE BANK NATIONAL ASSOCIATION

By:	(SEAL)

Name:

Title:

CITIZENS BANK OF PENNSYLVANIA

By:	(SEAL)

Name:

Title:

FIFTH THIRD BANK

By:	(SEAL)

Name:

Title:

SCHEDULE 1.01(a)
LENDERS; REVOLVING CREDIT COMMITMENTS
Amount of
Revolving
Lender                     Credit Commitment

Name:	PNC Bank, National Commitment $30,000,000 Association Ratable Share: 33.333333%
Notice Address:
Agency Services
One PNC Plaza, 22nd Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: David B. Gookin
Telephone: 412-762-4815
Telecopier: 412-305-3232

Name:	National City Bank Commitment $15,000,000 of Pennsylvania Ratable Share: 16.666667%
Notice Address:
Corporate Banking
20 Stanwix Center IDC: 25-191
Pittsburgh, PA 15222
Attention: Dominic J. Pelliccotti
Telephone: 412-644-6056
Telecopier: 412-471-4883

Name:	Comerica Bank Commitment $15,000,000 Ratable Share: 16.666667%
Notice Address:
500 Woodward Avenue, MC 3268
Detroit, MI 48226
Attention: Scott M. Kowalski
Telephone: 313-222-9452
Telecopier: 313-222-9514

Name:	LaSalle Bank National Association Commitment $10,000,000 Ratable Share: 11.111111%
Notice Address:
1300 East 9th Street, Suite 1000
Cleveland, OH 44114
Attention: Philip Medsger
Telephone: 216-802-2200
Telecopier: 216-802-2212

Name:	Citizens Bank of Pennsylvania Commitment $10,000,000 Ratable Share: 11.111111%
Notice Address:
Two Mellon Center, Room 230
Pittsburgh, PA 15259
Attention: John J. Ligday
Telephone: 412-236-1097
Telecopier: 412-236-8671

Name:	Fifth Third Bank Commitment $10,000,000 Ratable Share: 11.111111%
Notice Address:
1404 East 9th Street
Cleveland, OH 44114
Attention: Martin McGinty
Telephone: 216-274-5098
Telecopier: 216-274-5507